UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

     Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

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BEA Systems, Inc.
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Dear Customer:

Earlier today we announced that BEA’s Board of Directors has signed a definitive agreement with Oracle under which Oracle will acquire BEA. This is the result of a thorough process the Board undertook to explore ways to maximize value for stockholders. We expect the transaction to be completed by mid-2008, but until that time, BEA and Oracle will continue to operate as independent companies.

This agreement is a unique opportunity that combines BEA’s market leadership in middleware with Oracle’s strength in database and applications to form a company that is able to meet the full range of your enterprise software needs. We believe all our customers will benefit from the fully integrated products and services that will be offered by the combined company.

Throughout the process of completing this transaction, you will continue to receive the high quality service you have come to expect from us. We also want you to know that Oracle has stated that it intends to preserve and enhance customers’ investments in BEA products, and will support our products in a similar manner to their other recent acquisitions.

Over the next several months, we will be working with Oracle to develop a comprehensive integration plan to ensure a seamless transition for our organization and our customers.

Please feel free to get in touch with your BEA contact should you have any questions. We greatly appreciate the opportunity to serve you and hope you will support the combined company in the future.

Sincerely,

Alfred Chuang

Cautionary Statement Regarding Forward-Looking Statements

This document contains certain forward looking statements about Oracle and BEA including statements that involve risks and uncertainties concerning Oracle’s proposed acquisition of BEA. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. These factors include, but are not limited to, (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; (2) the outcome of any legal proceedings that may be instituted against BEA and/or Oracle following announcement of the proposal or the merger agreement; (3) the inability to complete the merger due to the failure to obtain stockholder approval, (4) the inability to obtain necessary regulatory approvals required to complete the merger; (5) the risk that the proposed merger disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger; (6) the ability to recognize the benefits of the merger or of any combination of BEA and Oracle; (7) the timing of the initiation, progress or cancellation of significant contracts or arrangements, the mix and timing of services sold in a particular period; and (9) the possibility that BEA and Oracle may be adversely affected by other economic, business, and/or competitive factors.

In addition, please refer to the documents that Oracle and BEA, respectively, file with the Securities and Exchange Commission on Forms 10-K, 10-Q and 8-K. These filings identify and address other important factors that could cause Oracle’s and BEA's respective financial and operational results to differ materially from those contained in the forward-looking statements set forth in this document. Many of the factors that will determine the outcome of the subject matter of this release are beyond Oracle and BEA’s ability to control or predict. Oracle and BEA are under no duty to update any of the forward-looking statements after the date of this document to conform to actual results.

Important Additional Information Regarding the Merger will be filed with the SEC.

In connection with the proposed merger, BEA will file a proxy statement with the Securities and Exchange Commission (the “SEC”). Investors and security holders are advised to read the proxy statement when it becomes available because it will contain important information about the merger and the parties to the merger. Investors and security holders may obtain a free copy of the proxy statement (when available) and other documents filed by BEA at the SEC website at http://www.sec.gov. The proxy statement and other documents also may be obtained for free at BEA’s Internet website at www.bea.com/investors or by writing to BEA Systems, Inc., 2315 North First Street, San Jose, CA 95131, Attn: Investor Relations Department.

BEA and its directors, executive officers and other members of its management and employees, under SEC rules, may be deemed participants in the solicitation of proxies from its stockholders in connection with the proposed merger. Information concerning the interests of BEA’s participants in the solicitation, which may, in some cases, be different than those of BEA stockholders generally, is set forth in BEA’s Annual Report on Form 10-K for the year ended January 31, 2007 filed with the SEC on November 15, 2007 and on BEA's website at www.bea.com/investors, and will be set forth in the proxy statement relating to the merger when it becomes available.